EXHIBIT 11.1

                            JEFFERSON SMURFIT CORPORATION
                          CALCULATION OF PER SHARE EARNINGS
                        (In millions, except per share data)

                                                          Three months ended
                                                               March 31,
                                                          1997 <fn1>   1996<fn2>
Primary earnings per share
Weighted average shares outstanding                         111          111

Net income (loss) applicable to common shares             $  (7)       $  53

Per share amounts
  Net income (loss) applicable to common shares           $(.06)       $ .48




Fully diluted earnings per share
Weighted average shares outstanding                         111          111

Net income (loss) applicable to common shares             $  (7)       $  53

Per share amounts
  Net income (loss) applicable to common shares           $(.06)       $ .48

<fn1> The computations do not include common stock equivalents associated with stock options which would have been antidilutive.

<fn2> The computations do not include common stock equivalents associated with stock options since the dilutive effect on earnings per share is not material.